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                                  EXHIBIT 4.01

          Interactive Insurance Services Corp. Management Equity Plan *






* Interactive Insurance Services Corp. ("IIS") is a Virginia corporation whose predecessor was Interactive Financial Services Corp., a Delaware corporation ("IFS"). IFS was merged with and into IIS in a statutory merger (the "IFS Merger") on April 29, 1996. IFS originally adopted the Management Equity Plan, which was assumed by IIS in the IFS Merger.








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                      INTERACTIVE FINANCIAL SERVICES CORP.
                             MANAGEMENT EQUITY PLAN

         1. Purpose. The Interactive Financial Services Corp. Management Equity Plan (the "Plan") is intended to provide an incentive to certain officers and key employees of Interactive Financial Services Corp., a Delaware corporation (the "Company"), and its subsidiaries to remain in the employ of the Company and its subsidiaries and to increase their interest in the success of the Company through the grant of restricted shares (the "Restricted Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), and the grant of nonqualified stock options (the "Options") to purchase shares of Common Stock. Options granted under the Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended. Restricted Shares and Options are sometimes referred to herein as "Awards".

         2. Definitions. As used in the Plan, the following terms shall be defined as follows:

                  "Adjusted Purchase Price" means, with respect to any Option Shares, the Option Price in respect of such shares plus interest, compounded annually, from the date on which such Option Price was paid to the date of termination of the Participant's employment, at a rate equal to the Prime Rate per annum.

                  "Affiliate", with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by " or "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Agreement" means an agreement between the Company and an officer or key employee of the Company or any of its subsidiaries providing for the grant by the Company to such officer or key employee of Restricted Shares or Options.

                  "Applicable Value" as of any date of determination means (a) if the Company is a Public Company, Public Value and (b) if the Company is not a Public Company, Fair Market Value.

                  "beneficial owner" or "beneficially own" has the meaning assigned to such term in Rule 13d-3 under the 1934 Act.
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                  "'Beneficiary" or "Beneficiaries" shall be defined as the
person or persons designated by the Participant pursuant to the provisions of the applicable Agreement to receive payments pursuant to such Agreement upon the Participant's death. If no Beneficiary is so designated by the Participant or if no Beneficiary is living at the time a payment is due pursuant to such Agreement, payments shall be made to the estate of the Participant. The Agreement shall provide the Participant with the right to change the designated Beneficiaries from time to time by written instrument executed by the Participant and filed with the Committee in accordance with such rules as may be specified by the Committee.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Call Right" means the right of the Company, exercisable in accordance with Section 10, (a) to purchase, and to cause a Participant or any Permitted Transferee of such Participant to sell, Vested Restricted Shares and Option Shares beneficially owned by the Participant or any such Permitted Transferee, or (b) to cause a Participant or any Permitted Transferee of such Participant to surrender for cancellation unexercised Vested Options granted to such Participant pursuant to the Plan, in each case on the terms and conditions specified in Sections 10 and 11.

                  Termination for "Cause" means a termination of the Participant's employment with the Company or one of its subsidiaries (a) for "cause" as defined in an employment agreement applicable to the Participant, or
(b) in the case of a Participant who does not have an employment agreement that defines "cause", because of: (i) any willful material violation by the Participant of any law or regulation applicable to the business of the Company or any of its subsidiaries or the Participant's conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (ii) the Participant's commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company,
(iii) any material breach by the Participant of any provision of the terms of his employment with the Company or one of its subsidiaries or the applicable Agreement, (iv) the willful and continued failure or refusal of the Participant to perform the material duties required of him as an employee of the Company or one of its subsidiaries, or (v) any other misconduct by the Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or Affiliates.

                  "Commission" means the Securities and Exchange Commission.

                  "Committee" has the meaning assigned to such term in Section
3.
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                  "Date of Grant" means the date of grant of an Award as
determined by the Committee in its discretion and set forth in the applicable Agreement.

                  "Eligible Persons" means officers and other key employees of the Company - and its subsidiaries.

                  "Encumbrance" means any lien, security interest, pledge, claim, option, right of first refusal, marital right or other encumbrance with respect to any share of Common Stock or any Option.

                  "Fair Market Value" means the value of a share of Common Stock, determined on a fully diluted basis, as determined in good faith by the Board of Directors or, under the circumstances described in Section 10(b), as determined in a written report to the Company by an independent appraisal or investment banking firm selected by the Board of Directors. For purposes of the definition of "Fair Market Value", the value to be determined by the Board of Directors or such appraisal or investment banking firm shall be the price per share at which a share of Common Stock would trade on a national securities exchange, NASDAQ or a similar market, assuming full liquidity and the absence of any "takeover" or "change in control" premium.

                  "Good Reason" means, with respect to any Participant, (a) "good reason" as defined in an employment agreement applicable to such Participant, or (b) in the case of a Participant who does not have an employment agreement that defines "good reason", the occurrence of one or more of the following events without the Participant's express written consent: (i) a decrease in the Participant's base salary of greater than 10% (other than any decrease in base salary applicable to senior officers and employees of the Company generally) or a continuing failure by the Company to pay material compensation due and payable to the Participant in connection with his employment, or (ii) a material reduction by the Company in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction, with the result that the Participant's overall benefits package is significantly reduced (other than any such decrease or reduction applicable to senior officers and employees of the Company generally); provided, however, that if any such event or material breach that constitutes a potential grounds for Good Reason is susceptible to cure, no such event or material breach shall constitute Good Reason unless the Participant first gives the Company notice of his objection to such event or material breach, and the Company has not, within 30 business days following receipt of the notice, cured such event or material breach, or in the event such event or material breach is not susceptible to cure within such 30 business-day period, the Company has not taken all reasonable steps within such 30 business-day period to cure such event or material breach as promptly as practicable thereafter.

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                  "Legended Certificate" means a certificate evidencing the
number of shares of Common Stock issued in connection with an Award and imprinted with a legend to indicate that (a) such shares are subject to the restrictions on transfer set forth in the applicable Agreement and in the Stockholder Agreement and (b) if the offer and sale of such shares have not been registered under the 1933 Act, such shares may be sold only pursuant to a registration statement under the 1933 Act or an exemption from registration under the 1933 Act that the Company has determined is available for such sale.

                  "Liquidity Event" means (a) a Public Offering that results in the Company becoming a Public Company, (b) the closing of a sale of Common Stock pursuant to Section 3.5 or 3.6 of the Stockholder Agreement, (c) the sale of all or substantially all the assets of the Company to a third party that is not an Affiliate of the Company, or (d) a merger of the Company with any other entity, following which the right to elect a majority of the members of the Board of Directors is not controlled by RMS, or any of its Affiliates, or by Zurich Centre Investments Limited, a Bermuda company limited by shares, or any of its Affiliates.

                  "NASDAQ" means the National Association of Securities Dealers' Automated Quotation System.

                  "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "Option Price" means, with respect to any Option, (a) the exercise price per share of Common Stock, as determined under Section 9(a)(i) and set forth in the applicable Agreement, or (b) such other exercise price per share of Common Stock as determined at the time of grant by the Committee in its sole discretion and set forth in the applicable Agreement.

                  "Option Shares" means the shares of Common Stock acquired by a Participant upon exercise of an Option.

                  "Participant" means any Eligible Person who has entered into an Agreement.

                  "Permanent Disability" means a physical or mental disability or infirmity of the Participant that prevents the normal performance of substantially all his duties as an employee of the Company or any subsidiary, which disability or infirmity shall exist

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(or in the opinion of an independent physician is likely to exist) for any continuous period of 180 days or for 180 days within any 12-month period.

                  "Permitted Transferee" (a) with respect to any share of Common Stock, has the meaning assigned to such term in the Stockholder Agreement and
(b) with respect to any Option, means any person or entity (other than the Company) to whom an Option has been transferred in accordance with Section 7.

                  "Person" means an individual, a partnership, a joint venture, a corporation, an association, a trust, or any other entity or organization.

                  The Company shall be deemed to be a "Public Company" if, as of any date of determination, the aggregate number of shares of Common Stock that shall have been sold in Public Offerings shall equal not less than 20% of the then outstanding shares of Common Stock (as determined on a fully diluted basis).

                  "Prime Rate" means the rate that Chemical Bank announces from time to time at its principal office as its prime lending rate for domestic commercial loans, the Prime Rate to change when and as such prime lending rate changes.

                  "Public Offering" means a sale of Common Stock to the public by any of the holders of Common Stock or the Company pursuant to one or more registered offerings under the 1933 Act, following which the Common Stock is listed on a national securities exchange or is quoted on an automated quotation system.

                  The "Public Value" of a share of Common Stock on a given date shall be the average closing price of a share of Common Stock on such national securities exchange as may be designated by the Board of Directors, or, in the event that the Common Stock is not listed for trading on a national securities exchange but is quoted on an automated quotation system, the average closing bid price per share of Common Stock on such automated quotation system (the "Average Closing Price"), in either case for the 30-day period ending on such date. The Average Closing Price of a share of Common Stock shall be determined by dividing
(a) by (b), where (a) shall equal the sum of the closing prices for the Common Stock on each day that the Common Stock was traded and a closing price was reported on such national securities exchange or such automated quotation system, as the case may be, during the 30-day period, and (b) shall equal the number of days on which the Common Stock was traded and a closing price was reported on such national securities exchange or such automated quotation system, as the case may be, during the 30-day period.

                  "Retirement" means resignation or voluntary termination of employment after attainment of an age required for payment of an immediate pension pursuant to the terms of any qualified retirement plan maintained by the Company or any of its

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subsidiaries in which the Participant participates; provided, however, that no resignation or termination prior to a Participant's sixty-fifth birthday shall be deemed a Retirement unless the Committee so determines in its sole discretion.

                  "RMS" means Risk Management Solutions, Inc., a California corporation.

                  "Second Closing Date" has the meaning assigned to such term in the Subscription Agreement.

                  "Stockholder Agreement" means the Stockholder Agreement dated as of the Effective Date, among the Company and each of the other parties signatory thereto, and as it may hereafter be amended.

                  "Subscription Agreement" means the Subscription Agreement dated as of the Effective Date, between the Company and RMS (or any assignee thereof).

                   "Unvested Options" means, as of any date, all Options other than Vested Options.

                  "Unvested Restricted Shares" means, as of any date, all Restricted Shares other than Vested Restricted Shares.

                  "Vested Options" means, as of any date, Options that have vested in accordance with Section 9(a)(ii) or 9(a)(iii).

                  "'Vested Restricted Shares" means, as of any date, Restricted Shares that have vested in accordance with Section 8(a)(i) or 8(a)(ii).

         3.       Administration of the Plan.

                  (a) Members of the Committee. The Plan shall be administered, and Awards shall be granted hereunder, by a committee (the "Committee") of the Board of Directors comprised of at least three directors selected by the Board of Directors to administer the Plan, a majority of whom shall not be employed by the Company or one of its subsidiaries and one of whom shall be an officer of the Company; provided, however, that so long as RMS or any of its Affiliates shall own any shares of Common Stock, RMS (or, if applicable, the Affiliate of RMS owning the greatest number of the shares of Common Stock owned by RMS and its Affiliates) shall have the right to select two directors to serve as members of the Committee. The initial members of the Committee shall be Steven P. Aldrich, Eric T. Fry and Adam M. Mizel. Notwithstanding the foregoing, following the first registration of any equity security of the Company pursuant to Section 12 of the 1934 Act, the composition of the Committee shall be adjusted to the extent required in order for the Company to rely on the

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exemptive relief provided under Rule 16b-3, as it may be amended from time to time, promulgated pursuant to Section 16 of the 1934 Act.

                  (b) Authority of the Committee. The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined in good faith by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan.

         4. Number of Shares Issued in Connection with Awards. The maximum aggregate number of shares of Common Stock that may be issued in connection with Awards under the Plan is 6,500, subject to adjustment as provided in Section 12. If any Restricted Shares are forfeited and cancelled, or if any Option expires or has been surrendered without being exercised in full, the Restricted Shares so forfeited and cancelled or shares of Common Stock as to which such Option has not been exercised, as the case may be, may again be available for issuance in connection with future grants of Awards.

         5. Eligible Persons. Awards may be granted only to Eligible Persons. The Committee shall have the authority to select the individual Participants from among such class of Eligible Persons to whom Awards may be granted and to determine the number and form of Awards to be granted to each Participant.

         6. Agreement. The terms and conditions of each Award shall be embodied in a written agreement (the "Agreement") in a form approved by the Committee, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference. Each Agreement shall: (a) state the Date of Grant, the number of Restricted Shares or Options being granted pursuant to such Agreement, and, in the case of Options, the applicable Option Price or Option Prices; (b) specify the applicable vesting schedule; (c) be signed by the recipient of the Award and a person designated by the Committee; and (d) be delivered to the recipient of the Award.

         7. Stockholder Agreement; Restrictions on Transfer. Each Participant shall, as a condition to the effective grant of any Award hereunder, execute an agreement pursuant to which he shall become a party to the Stockholder Agreement. None of the Vested Restricted Shares or Option Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of to any third party other than the Company except as provided in the Stockholder Agreement. Without the prior written consent of the Committee, none of the Unvested Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of to any third party other

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than the Company. None of the Options may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of, except by will or the laws of descent and distribution. Each Permitted Transferee (other than the Company) of any Restricted Share, Option or Option Share shall, as a condition to the transfer thereof, execute an agreement pursuant to which it shall become a party to the Stockholder Agreement and the Agreement applicable to the transferor.

         8.       Restricted Shares.

                  (a) Terms of Restricted Shares Generally. Restricted Shares may be granted to any Eligible Person. Restricted Shares shall be shares of Common Stock subject to the restrictions and other terms and conditions set forth in the Plan and the applicable Agreement. Except as required by law or as determined by the Committee and set forth in the applicable Agreement, Participants shall not be required to pay any additional consideration for the issuance of Restricted Shares granted pursuant to the Plan. Restricted Shares granted under the Plan shall comply with the following terms and conditions:

                           (i)      Vesting.  Except as vesting may be
accelerated pursuant to the terms of the Plan or the applicable Agreement, each Restricted Share shall vest on the fifth anniversary of the Date of Grant.

                           (ii)     Acceleration of Vesting.  In the event that
the employment of a Participant is terminated by the Company or any of its subsidiaries without Cause, by the Participant for Good Reason, or by reason of death, Permanent Disability or Retirement, the "Restricted Share Pro Rata Portion" of the Restricted Shares held by such Participant shall immediately vest. For purposes of this clause (ii), with respect to any Participant, the "Restricted Share Pro Rata Portion" of any Restricted Shares as of the date of determination means the number of Restricted Shares that equals the product of the total number of Restricted Shares granted to such Participant under the Plan multiplied by a fraction, the numerator of which is the number of full months following the Date of Grant completed prior to such date of determination and the denominator of which is 60. In the event that (A) a Participant has received more than one grant of Restricted Shares under the Plan and (B) one or more of such grants has a Date of Grant that is different from the Date of Grant for another such grant, then the Restricted Share Pro Rata Portion shall be determined separately for each grant. Any of an affected Participant's Restricted Shares that remain unvested following the application of the foregoing provisions of this clause (ii) shall thereupon be forfeited and shall be deemed cancelled. In the event that a Liquidity Event occurs, all the Restricted Shares held by Participants shall immediately vest.

                           (iii)    Stockholder Rights.  A Participant shall
have all rights of a stockholder as to the Restricted Shares, including the right to receive dividends and the

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right to vote in accordance with the Company's Certificate of
Incorporation, subject to the restrictions set forth in the Plan, the applicable Agreement and the Stockholder Agreement.

                           (iv)     Dividends and Distributions.  Any shares of
Common Stock or other securities of the Company received by a Participant as a result of a stock distribution to holders of Restricted Shares or as a stock dividend on Restricted Shares shall be subject to the same restrictions as such Restricted Shares, and all references to Restricted Shares hereunder shall be deemed to include such shares of Common Stock or other securities.

                           (v)      Additional Terms and Conditions.  Each
Restricted Share granted hereunder shall be subject to such additional terms and conditions not inconsistent with the Plan that are prescribed by the Committee and set forth in the Applicable Agreement.

                  (b) Issuance of Certificate. Unvested Restricted Shares shall be held by the Company for the account of the Participant. As promptly as practicable after Restricted Shares become Vested Restricted Shares, a Legended Certificate evidencing the appropriate number of shares of Common Stock granted to the Participant as Restricted Shares shall be issued in the name of the Participant.

                  (c) Unvested Restricted Shares. Upon termination of a Participant's employment for any reason, all Restricted Shares that have not theretofore vested (and which do not vest by reason of such termination of employment) shall be forfeited and cancelled without any payment therefor.

         9.       Options.

                  (a) Terms of Options Generally. Options may be granted to any Eligible Person. Each Option shall entitle the Participant to whom such Option was granted to purchase, upon payment of the relevant Option Price, one share of Common Stock. Payment of the Option Price shall be made in cash, or, in the sole discretion of the Committee and to the extent provided in the applicable Agreement, in shares of Common Stock already owned by the Participant, in other property acceptable to the Committee or in any combination of cash, shares of Common Stock or such other property. Options granted under the Plan shall comply with the following terms and conditions:

                           (i)      Option Price. With respect to any Option
granted under the Plan, except as determined by the Committee in its sole discretion at the time of grant and set forth in the applicable Agreement, the applicable Option Price shall be (A) $65.00, in the case of any Option granted on or subsequent to the First Closing Date and

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prior to the Second Closing Date and (B) the greater of $90.00 and the fair market value per share of Common Stock, in the case of any Option granted on or subsequent to the Second Closing Date (the Option Price referred to in this clause (B) or clause (A) above being hereinafter called the "Initial Price"), in each case increased at the end of each fiscal quarter of the Company while such Option remains unexercised from the Date of Grant, at a rate of 3% per quarter (the "Adjusted Date of Grant Value"); provided, however, that if, at the time the Option is exercised hereunder or a Call Right is exercised with respect to such Option, the Applicable Value is equal to or exceeds the Adjusted Date of Grant Value determined as of the date of exercise of such Option or, if a Call Right is exercised, the date of termination of the Participant's employment, the Option Price of such Option shall be the Initial Price.

                           (ii)     Vesting.  Except as vesting may be
accelerated pursuant to the terms of the Plan or the applicable Agreement, each Option shall vest on the fifth anniversary of the Date of Grant.

                           (iii)    Acceleration of Vesting.  In the event that
the employment of a Participant is terminated by the Company or any of its subsidiaries without Cause, by the Participant for Good Reason, or by reason of death, Permanent Disability or Retirement, the "Option Pro Rata Portion" of the Options held by such Participant shall immediately vest. For purposes of this clause (iii), with respect to any Participant, the "Option Pro Rata Portion" of any Options as of the date of determination means the number of Options that equals the product of the total number of Options granted to such Participant under the Plan multiplied by a fraction, the numerator of which is the number of full months following the Date of Grant completed prior to such date of determination and the denominator of which is 60. In the event that (A) a Participant has received more than one grant of Options under the Plan and (B) one or more of such grants has a Date of Grant that is different from the Date of Grant for another such grant, then the Option Pro Rata Portion shall be determined separately for each grant. Any of an affected Participant's Options that remain unvested following the application of the foregoing provisions of this clause (iii) shall thereupon be forfeited and shall be deemed cancelled. In the event that a Liquidity Event occurs, all the Options held by Participants shall immediately vest.

                           (iv)     Duration of Options. Each Option shall be
effective for such term as shall be determined by the Committee and set forth in the applicable Agreement; provided, however, that the term of any Option shall not exceed 10 years from the Date of Grant.

                           (v)      Exercise Following Termination of
Employment. Upon termination of a Participant's employment with the Company or any of its subsidiaries (including upon the Participant's death, Permanent Disability or Retirement, but not including a termination, on or prior to the fifth anniversary of the relevant Date of

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
Grant, of such Participant's employment by the Company or any of its subsidiaries for Cause or by the Participant other than for Good Reason), the Participant (or, in the case of the Participant's death, his Beneficiary) may exercise any Vested Option, subject to Section 9(b), at any time until the earlier of (A) 60 days following the date of such termination of employment (or, if a Vested Option may not be exercised on the date of such termination of employment because the conditions to exercise set forth in Section 9(b) are not satisfied, 60 days following the date on which the Company notifies the Participant that such conditions have been satisfied and that the Option may be exercised), and (B) exercise by the Company of its Call Right under Section 10, but in no event after the expiration of the Option under the provisions of clause (iv) above. Upon the expiration of such period or exercise of such Call Right, any such Vested Option not theretofore exercised shall be cancelled, and the shares of Common Stock that had been subject thereto shall again be available for grants of further Awards under the Plan.

                           (vi)     Certain Restrictions.  Options granted
hereunder shall be exercisable during the Participant's lifetime only by the Participant.

                           (vii)    Stockholder Rights.  A Participant shall
have no rights as a stockholder with respect to any Option Shares until a certificate or certificates evidencing such shares shall have been issued to such Participant, and, except as provided in Section 12, no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

                           (viii)   Dividends and Distributions.  Any shares of
Common Stock or other securities of the Company received by a Participant as a result of a stock distribution to holders of Option Shares or as a stock dividend on Option Shares shall be subject to the same restrictions as such Option Shares, and all references to Option Shares hereunder shall be deemed to include such shares of Common Stock or other securities.

                           (ix)     Additional Terms and Conditions.  Each
Option granted hereunder, and any shares of Common Stock issued in connection with such Option, shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Committee and set forth in the applicable Agreement.

                  (b) Limitation on Exercise. An Option shall not be exercisable unless the offer and sale of the shares of Common Stock subject to the Option have been registered under the 1933 Act and qualified under applicable state "blue sky" laws, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state "blue sky" laws is available.

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                  (c) Issuance of Certificate. As soon as practicable following the exercise of any Options, a Legended Certificate evidencing the number of shares of Common Stock issued in connection with such exercise shall be issued in the name of the Participant.

                  (d) Unvested Options. Upon termination of a Participant's employment for any reason, all Options that have not theretofore vested (and which do not vest by reason of such termination of employment) shall be forfeited and cancelled without any payment therefor.

         10.      Termination of Employment.

                  (a)      Company Call Right.

                           (i)      Exercise of Call Right. If the employment of
a Participant with the Company and its subsidiaries terminates for any reason, the Company shall have a Call Right, exercisable for a period of 60 days following such termination of employment, with respect to all the Vested Restricted Shares, Vested Options and Option Shares beneficially owned by the Participant and any Permitted Transferees of the Participant. The Company may exercise its Call Right by giving written notice thereof to the Participant or such Permitted Transferee, as the case may be, prior to the expiration of such 60-day period.

                           (ii)     Purchase Price. With respect to any exercise
of the Company's Call Right as provided for in Section 10(a)(i), the Participant or his Permitted Transferee, as applicable, shall surrender to the Company all Vested Restricted Shares, Vested Options and Option Shares, and the Company shall pay to the Participant as consideration therefor the following:

                                    (A)     In the event that the employment of
a Participant is terminated by the Company or any of its Subsidiaries without Cause, by the Participant for Good Reason, or by reason of death, Permanent Disability or Retirement (or is terminated for any other reason following the fifth anniversary of the relevant Date of Grant), the Participant shall receive a payment equal to (1) in the case of Vested Restricted Shares or Option Shares, the aggregate Applicable Value of such Vested Restricted Shares or Option Shares, and (2) in the case of Vested Options, the excess, if any, of the aggregate Applicable Value of the shares of Common Stock subject to such Vested Options over the aggregate Option Price of such Options, and if such amount is zero or less, the Options shall be surrendered for cancellation without any consideration being paid therefor. The Applicable Value shall, for purposes of this Section 10, be determined as of the date of termination of the Participant's employment.

                                    (B)     In the event that, on or prior to
the fifth anniversary of the relevant Date of Grant, the Participant's employment is terminated by the Company or any of its Subsidiaries for Cause, or by the Participant other than for Good Reason, (1) the Participant's Vested Restricted Shares and Vested Options shall be surrendered for cancellation without any consideration being paid therefor and (2) the Participant shall receive a payment equal to the lesser of (x) the aggregate Applicable Value of the Participant's Option Shares and (y) the aggregate Adjusted Purchase Price for such Option Shares.

                           (b)      Appraisal. If, in connection with the
exercise by the Company of its Call Right under this Section 10, the Participant with respect to whose Vested Restricted Shares, Vested Options or Option Shares are subject to the Call Right reasonably believes that the Board of Directors' determination of Fair Market Value (if applicable) is not reasonable, then the Participant may challenge the Board of Directors' determination of such Fair Market Value by giving written notice to the Board of Directors no later than 10 business days after receipt of notice of the purchase price which the Company intends to pay upon exercise of its Call Right. In such event, the Company shall engage at its own expense an appraisal or investment banking firm that is independent of the Company and its Affiliates to determine the Fair Market Value of the Common Stock for purposes of determining the purchase price to be paid by the Company; provided, however, that if such a determination has been made by such an appraisal or investment banking firm less than one year prior to the date as of which the Fair Market Value of the Common Stock is to be determined, the Company shall not be required to engage any such firm and may, in its discretion, instead rely upon such earlier valuation. Any such appraisal or investment banking firm engaged by the Company shall be selected by the Board of Directors and shall be reasonably satisfactory to the Participant. The purchase price determined by such independent appraisal or investment banking firm shall be conclusive and binding on the parties. Anything in Section 11(a) to the contrary notwithstanding, if such an independent appraisal or investment banking firm is appointed, no payment shall be made in respect of the Company's repurchase of Vested Restricted Shares, Vested Options or Option Shares pending the determination of the purchase price by such firm, and payment of such purchase price shall instead be made no later than the tenth business day following receipt by the Company of the report of such firm establishing such purchase price. If the Fair Market Value so determined by such independent appraisal or investment banking firm exceeds the Fair Market Value determined by the Board of Directors by more than 10%, the costs of such firm shall be for the account of the Company; in all other cases, the costs of such firm shall be shared equally by the Company and the Participant, and the Company shall have the right to withhold such costs from any payment it makes in respect of its repurchase of Vested Restricted Shares, Vested Options or Option Shares from the Participant.

         11.      Additional Terms Relating to the Company's Call Right.

                  (a) Closing. The closing of any exercise of the Company's Call Right shall take place at the offices of the Company, or such other place as may be mutually agreed, not less than 15 nor more than 30 days after the date such Call Right is exercised. The date and time of closing shall be specified by the Company at the time it exercises the Call Right. At such closing, the Participant shall deliver consents to the surrender and cancellation of Vested Options and certificates for the Vested Restricted Shares and Option Shares to be repurchased by the Company duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Company duly executed by the Participant, free and clear of any Encumbrances. The Company shall, subject to Section 11(b), pay the applicable purchase price for surrendered Vested Restricted Shares, Vested Options or Option Shares in cash.

                  (b) Financial Capability; Legal Limitations. Anything in the Plan or any Agreement to the contrary notwithstanding, to the extent that (1) the limitations or restrictions applicable to the Company or any of its subsidiaries under the laws of the State of Delaware, the restrictions or limitations contained in the Company's Certificate of Incorporation or any other applicable law, rule or regulation or under the terms of any indebtedness for borrowed money of the Company or any of its subsidiaries prohibit the Company from making any payment required under the Plan or any applicable Agreement with respect to a Vested Restricted Share, Vested Option or Option Share or (2) the Board of Directors shall determine in good faith that the Company is not financially capable of making any such payment, then the Company shall not be obligated to make payment at such time, and shall have the right to defer such payment until the Board of Directors reasonably determines that such limitations and restrictions no longer restrict the Company from making such deferred payment. Any amounts the payment of which is so deferred shall be paid promptly after, and to the extent that, the Board of Directors determines that the limitations and restrictions referred to in the first sentence of this Section 11(b) no longer restrict such payment. Notwithstanding a deferral of payment in accordance with this Section 11(b) for Vested Restricted Shares, Vested Options or Option Shares in respect of which the Company shall have exercised its Call Right, the closing of any exercise of such Call Right shall take place as provided in Section 11(a), and the right of the Participant and his Permitted Transferees in respect of the Vested Restricted Shares, Vested Options and Option Shares (other than the right to receive payment of amounts deferred in accordance with this Section 11(b)) shall terminate as of such closing.

         12.      Effect of Certain Corporate Changes.

                  (a) Dilution and Other Adjustments. In the event of a stock dividend or split, the Committee shall make any or all of the following adjustments that in its discretion it deems necessary or advisable to provide each Participant with a benefit equivalent to that which he would have been entitled to had such event not occurred: (i) adjust the number of Awards granted to each Participant and the number of Awards that may be granted generally pursuant to the Plan, (ii) adjust the Option Price of any Options and (iii) make any other adjustments, or take such action, as the Committee, in its discretion, deems appropriate. Such adjustments shall be conclusive and binding for all purposes. In the event of a change in the Common Stock which is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the share, resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

                  (b) Effect of Reorganization. In the event that (i) the Company is merged or consolidated with another corporation, (ii) all or substantially all the assets of the Company are acquired by another corporation, person or entity, (iii) the Company is reorganized, dissolved or liquidated (each such event in (i), (ii) or (iii) being hereinafter referred to as a "Reorganization Event") or (iv) the Board of Directors shall propose that the Company enter into a Reorganization Event, then the Committee shall make such adjustments as it deems necessary or advisable to provide each Participant with a benefit equivalent to that which he would have been entitled to had such event not occurred.

         13.      Miscellaneous.

                  (a) No Rights to Grants or Continued Employment. No employee of the Company or any of its subsidiaries shall have any claim or right to receive grants of Awards under the Plan. Neither the Plan nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any employee any right to be retained in the employ of the Company or any subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any subsidiary or other Affiliate thereof to terminate the employment of such employee at any time.

                  (b) Right of Company to Assign Rights and Delegate Duties. The Company shall have the right to assign any of its rights and delegate any of its duties hereunder to any of its Affiliates.

                  (c) Tax Withholding. The Company and its subsidiaries shall have the right to require any individual entitled to receive shares of Common Stock pursuant to an Award to remit to the Company, prior to the delivery of any certificates evidencing such shares, any amount sufficient to satisfy any Federal, state or local tax withholding requirements. Prior to the Company's determination of such withholding liability, such individual may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Common Stock that would otherwise be received by such individual. Such election may be denied by the Committee in its discretion, or may be made subject to certain conditions specified by the Committee, including, without limitation, conditions intended to avoid the imposition of liability against the individual under Section 16(b) of the 1934 Act. The Company and its subsidiaries shall also have the right to deduct from all cash payments made pursuant to the Plan or any applicable Agreement any Federal, state or local taxes required to be withheld with respect to such payments.

                  (d) No Restriction on Right of Company to Effect Corporate Changes. The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of the Company, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  (e) 1934 Act. Notwithstanding anything contained in the Plan or any Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the 1934 Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability, but in no event for a period in excess of 180 days.

         14. Amendment. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No termination or amendment of the Plan may, without the consent of the Participant to whom any Awards shall previously have been granted, adversely affect the rights of such Participant in such Awards; provided, however, that the Participant Committee (as hereinafter defined) shall have the authority to approve (without any further consent and which approval shall be binding on all Participants) any such alteration, amendment, suspension, termination or waiver of any of the rights of the Participants under the Plan or any Agreement or any outstanding Awards so long as such alteration, amendment, suspension, termination or waiver is uniformly applicable to all Participants. As used herein, the "Participant Committee" means Steven P. Aldrich and Robert M. Freeland and successor members of such committee appointed by them.

         15. Effective Date. The Plan shall be effective as of November 14, 1995 (the "Effective Date").

         16. Termination. Unless previously terminated pursuant to Section 14 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date, and no further Awards may be awarded hereunder after such date.

         17. Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

         18. Governing Law. The Plan and all rights hereunder shall be construed in accordance with and governed by laws of the State of New York.